EXHIBIT NO. 99.1

For Immediate Release	Contact: Shawn M. Harrington
August 28, 2003	(860) 644-1551

GERBER SCIENTIFIC, INC. ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported fiscal first quarter earnings of $0.02 per diluted share on revenues of $129.0 million for the three months ended July 31, 2003, compared with year-ago earnings of $0.16 per diluted share on revenues of $125.9 million. Excluding a prior year sale of a discontinued operation, first quarter earnings in the prior year were $0.10 per diluted share.

"Our first quarter results reflected the continued weak global economic conditions that we anticipated," said Marc T. Giles, president and chief executive officer. "Capital spending has yet to rebound in our core markets. The effect of this business environment was exacerbated by significantly higher year-over-year pension and interest expenses."

"While the first quarter of 2004 was difficult, we are staying the course and our turnaround plan is on track," said Giles. "We are continuing to make significant operational and organizational improvements to ensure that our businesses are well positioned when economic and market conditions begin to improve."

Giles concluded, "Looking ahead in fiscal 2004, we continue to have a cautious outlook regarding recovery in our markets. However, we believe that Gerber will achieve improvements in its operating results driven by the continued implementation of our shared services and other cost-reduction and efficiency initiatives throughout the organization."

Fiscal First Quarter Consolidated Results

First quarter revenue and order entry were $129.0 million and $130.5 million, respectively, compared with $125.9 million and $126.8 million a year ago. Foreign currency translation had the effect of increasing revenue by approximately $10.1 million in the first quarter versus the prior year comparable period.

The Company's backlog of orders increased $1.6 million during the first quarter, which occurred primarily in the Apparel and Flexible Materials segment because of a shift in order entry to the end of the quarter.

First quarter gross margin of 34.0 percent decreased 0.9 percentage points from the prior year comparable period. Lower business volume, higher price discounting, a sales mix favoring lower margin products, and higher pension and severance expenses were substantially offset by cost reductions implemented last fiscal year.

Consolidated S,G,&A spending was lower than the prior year comparable period after adjusting for the effect of foreign currency translation and higher pension and other retirement costs. This was the result of cost reduction initiatives implemented last fiscal year, lower bonus expenses this year, and lower legal and professional expenses relating to the SEC's continuing investigation.

Consolidated pension expense was approximately $0.9 million higher in the first quarter than in the prior year comparable period due primarily to changed assumptions for future pension plan investment performance and discount rates.

Interest expense increased by $0.9 million due to an increase in the Company's weighted-average interest rate, which was partially offset by lower average debt balances. The Company's weighted-average interest rate increased under the terms of the four-year $110.0 million senior credit facility entered into on May 9, 2003. Included in other expenses in the first quarter was the write-off of deferred financing charges of $0.3 million associated with the Company's prior credit facility.

The Company's consolidated tax rate from continuing operations was 25.2 percent versus the statutory rate of 35.0 percent. The difference from the statutory rate was primarily attributable to benefits related to foreign tax planning strategies as computed based upon expected results for the year.

Fiscal First Quarter Segment Results

Segment profit (defined as earnings before interest and taxes - see attached reconciliation to GAAP measure) for the quarter decreased to $8.0 million from $9.6 million in the prior year comparable period.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported revenues of $72.8 million, an increase of $6.4 million over the prior year comparable period. Foreign currency translation had the effect of increasing revenue by $7.8 million in the first quarter versus the prior year comparable period. Adjusting for the translation effect, the revenue decrease was primarily the result of lower equipment sales in Europe where weak economic conditions persisted early in the fiscal quarter. Steady sales levels of aftermarket products were a significant offset to the lower equipment sales. The consolidation of the segment's warehouses in France and Germany had the effect of diverting operating focus during the quarter, which lowered operating results. Despite this short-term effect, warehouse consolidations are expected to improve segment profit throughout fiscal 2004 and beyond.

Segment gross margin of 29.6 percent increased approximately 1.5 percentage points from the prior year comparable period. The increase was primarily the result of product mix favoring higher margin aftermarket supplies in Europe.

Segment profit increased by $0.6 million versus the prior year comparable period. Offsets to the higher first quarter gross margin noted above included higher pension expense of $0.4 million, incremental expenses associated with the France and Germany warehouse consolidation, and the write-off of an uncollectible account receivable.

Apparel and Flexible Materials

The Company's Apparel and Flexible Materials first quarter segment revenues were $1.1 million lower than the prior year comparable period. Foreign currency translation had the effect of increasing revenue by $1.9 million in the first quarter versus the prior year comparable period. Adjusting for the translation effect, the lower revenues were primarily the result of lower capital equipment and software sales, particularly in North America, where the migration of apparel and furniture production to lower cost markets, primarily in the Far East and Eastern Europe, continued. A partial offset was increased sales of equipment to countries outside the U.S. and Europe, where products are often sold through external distribution. Aftermarket revenues were higher than the prior year and helped offset some of the lower capital equipment and software sales. The higher aftermarket revenues were the result of a focused effort to reduce aftermarket product delivery times, which was driven by the Company's shared services function. The Company continues to believe that the market conditions within the apparel industry require an increase in the speed of apparel designs to the markets to which apparel production is migrating. This makes automation critical to the competitiveness of the segment's end-use customers and should result in increased demand for capital equipment and software sales for this market segment.

Segment gross margin of 44.6 percent decreased approximately 2.9 percentage points from the prior year comparable period due to pricing pressures, the effects of lower sales volume, and a sales mix favoring lower margin equipment products over the segment's higher margin software products. Last year's cost reduction initiatives somewhat offset these decreases. The pricing pressures referred to above required price discounting, particularly in countries such as Pakistan, India, and Turkey. In addition, gross margins realized are typically lower in these countries because sales are often made through third-party distributors and agents as opposed to the segment's internal sales force.

Segment profit decreased by $1.0 million over the prior year comparable period due primarily to the lower gross margin discussed above, which was partially offset by lower current year bonus expense. First quarter pension expense in this segment was $0.3 million higher than prior year comparable period.

Segment order entry in the first quarter was $39.3 million, an increase of 1.7 percent from the prior year, and largely the result of favorable foreign currency translation effects. Backlog increased 6.5 percent from the beginning of the current fiscal year to $27.9 million primarily due to the timing of orders received near the end of the quarter.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported segment revenues of $18.5 million, a decrease of $2.3 million from the first quarter of fiscal 2003. Revenue continued to be affected by lower industry eyewear prescription volumes in the U.S., weak global economic activity, and suppressed capital equipment spending levels by the segment's retail and discount eyewear chain customers. Management estimates that new lens prescriptions were lower in the first half of the calendar year by six percent over the prior year comparable period. Exacerbating these factors was approximately $1.9 million of automated lens processing equipment sales to large U.S. retail and discount chains during the first quarter of fiscal 2003 that did not repeat in fiscal 2004. Aftermarket revenues remained steady; however, the gross margin on these products was less than the gross margin on capital equipment products. The effect of foreign currency translation on revenue was not significant.

Segment gross margin decreased 3.2 percentage points primarily as a result of the lower sales volume. Also, manufacturing employee separations taken to mitigate the impact of the lower sales resulted in severance costs that further reduced the gross margin.

Segment profit decreased by $1.1 million over the prior year comparable period due primarily to the lower gross margin discussed above. First quarter pension expense was approximately $0.1 million higher than the prior year comparable period in this segment and was more than offset by lower bonus expense.

Corporate Expenses

Corporate expenses were similar to the prior year comparable period. Higher pension and other retirement costs and the write-off of deferred financing charges associated with the Company's prior credit facility were offset by lower legal and professional expenses relating to the SEC's continuing investigation and lower bonus expense.

Financial Condition

The Company's total debt increased $3.9 million during the first quarter primarily due to fiscal year 2003 cash bonus payments and borrowings needed to fund costs associated with the debt refinancing in May 2003. Cash used for operating activities was $8.6 million in the first quarter, compared to cash provided by operating activities of $4.6 million during the first quarter of fiscal 2003. This variance was caused by less cash provided by operating activities and a reduction in accounts payable and accrued expense balances during the first quarter of fiscal 2004, primarily related to incentive bonus payments.

At July 31, 2003, the Company had $10.8 million in cash and cash equivalents and $89.7 million in debt. The ratio of debt to capitalization (defined as the sum of debt and equity) was 48.2 percent at July 31, 2003 compared with 47.6 percent at April 30, 2003.

At July 31, 2003, $19.5 million of the Company's debt was classified as short term and $70.2 million was classified as long term. The short term debt is not likely to be, nor is required to be repaid within one year. The classification as short term, however, is appropriate in accordance with accounting principles generally accepted in the United States of America based on the terms of its multi-currency revolving credit facility entered into on May 9, 2003. The terms of the four-year $110.0 million senior credit facility arranged by Fleet Securities, Inc. were previously reported by the Company.

Outlook

The Company does not anticipate meaningful improvement in the current economic outlook and demand for its capital equipment products throughout fiscal 2004. Accordingly, the Company continues to focus on implementing its cost reduction initiatives, including shared services, which will include the operations of Gerber Coburn in fiscal 2004. The Company remains committed to new product development across the organization so that it will be well positioned to take advantage of the opportunities created by a sustained economic recovery. Enhancing the Company's geographic diversity also continues to be a priority, particularly in the Apparel and Flexible Materials segment, as evidenced by the Company's increasing presence in Asia to better serve those growing markets.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended July 31,

In thousands (except per share amounts)	2003	2002

Revenue:
Product sales	$114,689	$112,227
Service	14,268	13,651
	128,957	125,878
Costs and Expenses:
Cost of product sales	77,635	74,814
Cost of service	7,494	7,192
Selling, general and administrative	33,033	31,713
Research and development expenses	6,191	6,276
Restructuring charges	---	(100)
	124,353	119,895
Operating income	4,604	5,983

Other income (expense)	(1,016)	(866)
Interest expense	(3,103)	(2,231)

Earnings from continuing operations before income taxes	485	2,886
Provision for income taxes	122	664
Earnings from continuing operations	363	2,222
Discontinued operations:
Income from operations of disposed business, net of tax	---	172
Gain on sale of disposed business, net of tax	---	1,222
Net earnings	$ 363	$ 3,616
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Earnings per share of common stock:
Basic:
Earnings from continuing operations	$ .02	$ .10
Discontinued operations	---	.06
Net earnings	$ .02	$ .16
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Diluted:
Earnings from continuing operations	$ .02	$ .10
Discontinued operations	---	.06
Net earnings	$ .02	$ .16
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Dividends	$ ---	$ ---

Average shares outstanding:
Basic	22,173	22,110
Diluted	22,473	22,110

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In thousands	July 31, 2003	April 30, 2003
Assets:
Current Assets:
Cash and short-term cash investments	$ 10,777	$ 20,697
Accounts receivable, net of allowance for doubtful accounts of $7,421 and $7,277, respectively	86,864	89,657
Inventories	53,153	51,982
Deferred income taxes	5,199	5,300
Prepaid expenses and other current assets	9,564	8,327
	165,557	175,963
Property, Plant and Equipment:	120,768	122,674
Less accumulated depreciation	75,319	75,309
	45,449	47,365
Intangible Assets:
Goodwill	49,160	48,912
Prepaid pension cost	8,483	8,483
Patents and other intangible assets, net of accumulated amortization	6,773	6,777
	64,416	64,172
Deferred Income Taxes	14,965	14,855
Other Assets	9,222	4,336
	$299,609	$306,691
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Liabilities and Shareholders' Equity:
Current Liabilities:
Current maturities of long-term debt	$ 19,497	$ 14,807
Accounts payable	38,919	45,024
Accrued compensation and benefits	13,537	23,167
Other accrued liabilities	20,411	18,202
Deferred revenue	10,658	10,000
Advances on sales contracts	1,193	945
	104,215	112,145
Noncurrent Liabilities:
Other liabilities	29,000	29,083
Long-term debt	70,176	71,000
	99,176	100,083
Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,926,033 and 22,908,180 shares	22,926	22,908
Paid-in capital	43,696	43,703
Retained earnings	68,275	67,912
Treasury stock, at cost (737,677 and 745,184 shares, respectively)	(15,169)	(15,323)
Unamortized value of restricted stock grants	(195)	(211)
Accumulated other comprehensive income (loss)	(23,315)	(24,526)
	96,218	94,463
	$299,609	$306,691
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8-9

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended July 31,

In thousands	2003	2002
Cash Provided by (Used for):
Operating Activities:
Net earnings	$ 363	$ 3,616
Adjustments to reconcile net earnings to cash provided by (used for) operating activities:
Depreciation and amortization	2,978	3,390
Restructuring charges	---	(100)
Gain on sale of disposed business, net of taxes	---	(1,222)
Deferred income taxes	(214)	(152)
Other non-cash items	917	226
Changes in operating accounts:
Receivables	1,975	348
Inventories	(1,136)	(2,738)
Prepaid expenses	(1,250)	3,871
Accounts payable and accrued expenses	(12,281)	(2,656)

Provided by (Used for) Operating Activities	(8,648)	4,583

Investing Activities:
Additions to property, plant, and equipment	(512)	(419)
Intangible and other assets	(274)	(204)
Proceeds from sale of assets	---	2,506
Proceeds from sale of disposed business	---	6,595
Proceeds from settlement of promissory note	994	---

Provided by Investing Activities	208	8,478

Financing Activities:
Additions of long-term debt	107,704	3,000
Repayments of long-term debt	(103,838)	(10,222)
Net short-term financing	---	353
Debt issue costs	(5,604)	(376)
Exercise of stock options	34	---
Other common stock activity	51	(8)

(Used for) Financing Activities	(1,653)	(7,253)

Effect of exchange rate changes on cash	173	597

Increase (Decrease) in Cash and Short-Term Cash Investments	(9,920)	6,405
Cash and Short-Term Cash Investments, Beginning of Period	20,697	16,220

Cash and Short-Term Cash Investments, End of Period	$10,777	$22,625
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GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

	Three Months Ended July 31,
In thousands	2003	2002

Segment revenue:
Sign Making & Specialty Graphics	$ 72,841	$ 66,394
Apparel & Flexible Materials	37,607	38,678
Ophthalmic Lens Processing	18,509	20,806
	$128,957	$125,878
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Segment profit (loss):
Sign Making & Specialty Graphics	$ 5,069	$ 4,489
Apparel & Flexible Materials	2,973	3,994
Ophthalmic Lens Processing	(41)	1,081
	8,001	9,564
Corporate expenses, net of other income	(4,413)	(4,447)
Interest expense	(3,103)	(2,231)
Earnings from continuing operations before income taxes	$ 485	$ 2,886
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Segment profit for the three months ended July 31, 2002 included reversals of previously established restructuring reserves of $100 thousand for the Apparel and Flexible Materials operating segment.